gary b. wolff, p.c.   Counselor-at-Law
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747 Third Avenue / 25th Floor / New York, NY   10017         212-644-6446
                                                        Fax  212-644-6498




                               Exhibits 5 and 23a




                                                          April 23, 2002



                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Global MAINTECH Corporation, a Minnesota corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, no par value, of the Company reserved for issuance under the Global MAINTECH Corporation 2002 Non-Statutory Stock Option Plan dated March 19, 2002 will, when issued in accordance with the terms of such plan, be legally issued, fully paid and nonassessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

                                                              Very truly yours,

                                                          /s/Gary B. Wolff
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                                                             Gary B. Wolff
GBW:th